Exhibit 10.3

SunTrust Banks, Inc.

2018 Omnibus Incentive Compensation Plan

PAY TO LEAD RESTRICTED STOCK UNIT AWARD AGREEMENT

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, pursuant to action of the Compensation Committee (the “Committee”) of its Board of Directors and in accordance with the SunTrust Banks, Inc. 2018 Omnibus Incentive Compensation Plan (“Plan”), has granted restricted stock units of SunTrust common stock (“Retention Award RSUs”) based upon the following terms pursuant to the Pay to Lead Retention Agreement (the “Retention Agreement”), as an incentive for Grantee to promote the interests of SunTrust, BB&T Corporation (“BB&T”) and the merged company (the “Combined Company”) following the merger of SunTrust and BB&T (the “Merger”):

Unless otherwise defined in this Pay to Lead Restricted Stock Unit Award Agreement (this “Award Agreement”), capitalized terms used herein have the same meaning as ascribed to them in the Plan. For purposes of this Award Agreement, the term “Stock” shall refer to shares of SunTrust common stock prior to the date of the merger of SunTrust and BB&T, and shares of BB&T common stock following the date of the merger of SunTrust and BB&T.

This Award Agreement evidences the award of Retention Award RSUs, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

Name of Grantee	[Name]

Retention Award RSUs	[Number of Retention Award RSUs]

Grant Date	April 23, 2019

Retention Period	[X], 2019 through October 1, 2022

§1.    VESTING. Grantee must be an active employee of the Combined Company and be in the continuous employment of SunTrust, the Combined Company or any of their subsidiaries from the Grant Date through the last day of the Retention Period. If Grantee is not an active employee of the Combined Company on the last day of the Retention Period, or if Grantee fails to accept this award by [●], 2019, Grantee forfeits all rights to any Retention Award RSUs that would otherwise vest at the end of the Retention Period.

§2.    TREATMENT IN THE MERGER. At the Effective Time (as defined in that certain Agreement and Plan of Merger by and between SunTrust and BB&T, dated as of February 7, 2019 (the “Merger Agreement”)), the Retention Award RSUs shall be subject to adjustment to reflect the Merger on the same basis as other SunTrust time-vested RSU awards, as set forth in Section 1.8(d) of the Merger Agreement.

§3.    TERMINATION OF EMPLOYMENT. For the avoidance of doubt, notwithstanding anything contained in the Plan or any other plan or arrangement applicable to Grantee, Grantee will forfeit the Retention Award RSUs in the event that, prior to the end of the Retention Period, Grantee’s employment with the Combined Company terminates for any reason, whether such termination is initiated by the Combined Company or Grantee.

§4.    TERM OF AGREEMENT. This Award Agreement and the accompanying Retention Agreement shall terminate on the earlier of: (a) the date of payment of the Retention Award RSUs to Grantee; or (b) the date of Grantee’s termination of employment for any reason. If the merger is abandoned and the Merger Agreement is terminated in accordance with its terms, this Award Agreement and the accompanying Retention Agreement shall be void and of no further force or effect.

§5.    ADMINISTRATION. The Combined Company (acting through its Committee to the extent required by law or the terms of the Plan) shall have the sole and absolute authority and discretion to construe and interpret this Award Agreement, and to determine all questions that arise in connection with the administration of the Retention Award RSUs, including, without limitation, all questions of eligibility for participation and eligibility for the amount paid or payable under this Award Agreement. Any disputes related to the Retention Award RSUs shall be settled by arbitration in accordance with the Arbitration Agreement.

§6.    PAYMENT OF AWARD.

(a)

The total number of Retention Award RSUs (and related Dividend Equivalent rights) which vest, if any, in accordance with §1 of this Award Agreement (the “Vested Units”) shall be paid in an equivalent number (after giving effect to §2) of shares of Stock on October 1, 2022. Payments made pursuant to this sub-paragraph (a) will be deemed to be made on the specified date if such payment are made within the sixty (60) day period which commences immediately following the specified date.

(b)

The Grantee shall be entitled to a Dividend Equivalent right for each Vested Unit. At the same time that the Vested Units are paid, SunTrust or the Combined Company, as applicable, shall pay each Dividend Equivalent right in shares of Stock to the Grantee, provided, however, the Grantee’s right to any fractional share of Stock shall be paid in cash.

(c)

The Grantee will not have any shareholder rights with respect to the Retention Award RSUs, including the right to vote or receive dividends, unless and until shares of Stock are issued to Grantee as payment for the vested Retention Award RSUs.

(d)

The Retention Award RSUs are neither intended nor should be construed as being an addition to base salary or included in calculations of salary increases, annual, or other incentive payment opportunities or awards or severance or termination pay.

§7.    COVENANTS, RESTRICTIONS AND LIMITATIONS.

(a)

By accepting the Retention Award RSUs, Grantee agrees not to sell Shares at a time when applicable laws or SunTrust’s or the Combined Company’s rules prohibit a sale. This restriction will apply as long as Grantee is an employee, consultant or director of SunTrust, the Combined Company or any of their subsidiaries. Upon receipt of nonforfeitable Shares pursuant to this Award Agreement, Grantee agrees, if so requested by SunTrust or the Combined Company, to hold such Shares for investment and not with a view of resale or distribution to the public, and if requested by SunTrust or the Combined Company, Grantee must deliver to SunTrust a written statement satisfactory to SunTrust or the Combined Company, as applicable, to that effect. The Committee may refuse to issue any Shares to Grantee for which Grantee refuses to provide an appropriate statement.

(b)

To the extent that Grantee does not vest in the Retention Award RSUs, all interest in such units, the related Shares and any Dividend Equivalent right shall be forfeited for no consideration. Grantee shall have no right or interest in any Retention Award RSU or related Shares that are forfeited.

(c)

Upon the issuance or transfer of Shares in accordance with this Award Agreement, a number of Retention Award RSUs equal to the number of Shares issued or transferred to Grantee shall be extinguished and such number of Retention Award RSUs will not be considered to be held by Grantee for any purpose.

§8.    RECOVERY OF AWARDS. Federal law requires that if it is determined that there is a miscalculation of a financial performance measure, whether or not SunTrust or the Combined Company is required to restate its financial statements and regardless of fault, Grantee may be required to reimburse all or a portion of the Grant to the extent that the amount granted exceeds the actual amount Grantee would have been granted based on the revised financial results. In addition, SunTrust has a recoupment policy that sets out the events (“Detrimental Conduct”), in addition to the federal law requirements, that could lead to recoupment of an award. By accepting this Grant, Grantee agrees to return to SunTrust or the Combined Company (or to the cancellation of) all or a portion of any grant paid or unpaid, vested or unvested, previously granted to such Grantee based upon a determination made by the Committee or the Significant Event and Incentive Review Committee (SEIRC) (or any successor committee), as the case may be, pursuant to SunTrust’s or the Combined Company’s recoupment policy in effect from time to time that a recoupment should be made. SunTrust’s recoupment policy is available in PPM HR-Recoup-1000 Recoupment Policy.

§9.    WITHHOLDING.

(a)

Grantee is ultimately liable and responsible for all taxes owed in connection with the Retention Award RSUs, regardless of any action SunTrust, the Combined Company or any of their subsidiaries takes with respect to any tax withholding obligations that arise in connection with the Retention Award RSUs. None of SunTrust, the Combined Company or any of their subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Retention Award RSUs or the subsequent sale of Shares issuable pursuant to the Retention Award RSUs.

(b)

Upon the payment of any Retention Award RSUs, SunTrust’s and the Combined Company’s obligation to deliver shares of Stock or cash to settle the Vested Units and Dividend Equivalent Rights shall be subject to the satisfaction of applicable tax withholding requirements, including federal, state, and local requirements. The Grantee must pay to SunTrust or the Combined Company, as applicable, any applicable federal, state or local withholding tax due as a result of such payment and authorizes SunTrust and the Combined Company to withhold such amounts.

(c)	The Committee shall have the right to reduce the number of shares of Stock issued to Grantee to satisfy the minimum applicable tax withholding requirements.

(d)	The limitation on payments under Section 5.5 of the Executive Severance Plan shall apply to the Retention Award RSUs as if set forth herein.

§10.    NO EMPLOYMENT RIGHTS. Nothing in the Plan or this Award Agreement or any related material shall give Grantee the right to continue in the employment of SunTrust, the Combined Company or any of their subsidiaries or adversely affect the right of SunTrust, the Combined Company or any of their subsidiaries to terminate Grantee’s employment with or without cause at any time.

§11.    OTHER LAWS. SunTrust or the Combined Company shall have the right to refuse to issue or transfer any shares under this Award Agreement if SunTrust or the Combined Company acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation.

§12.    MISCELLANEOUS.

(a)

This Award Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan (other than any provisions relating to vesting) and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Award Agreement.

(b)	The Plan and this Award Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions).

(c)

Any written notices provided for in this Award Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt or, if delivered electronically, on the date of transmission. Notices shall be directed, (i) if to Grantee, at Grantee’s address (or email address) indicated by SunTrust’s or the Combined Company’s records, (ii) if to SunTrust, at SunTrust’s principal executive office and (iii) if to the Combined Company, at the Combined Company’s principal executive office.

(d)

If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

(e)

This Award Agreement and the accompanying Retention Agreement constitute the entire agreement of the parties with respect to the subject matter hereof. This Award Agreement and the Retention Agreement supersede all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

(f)

The Retention Award RSUs are intended to be a “short-term deferral” that does not constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Section 409A”). The parties agree to interpret and administer this Award Agreement in a manner intended to comply with Section 409A. If and to the extent that the Retention Award RSUs are determined by the Combined Company to constitute “nonqualified deferred compensation” subject to Section 409A (because a payment is not a “short-term deferral”) and is payable to Grantee by reason of termination of employment, then (i) such payment or benefit shall be made or provided to Grantee only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (ii) if Grantee is a “specified employee” (within the meaning of Section 409A), such payment will not be made or provided before the date that is six (6) months after the date of such separation from service (or Grantee’s earlier death).

IN WITNESS WHEREOF, the parties hereto have caused this Award Agreement to be executed and effective on the day and year first above written.

SunTrust Banks, Inc.	Grantee

Signature	Signature

Printed Name	Printed Name

Title	Date

Date